Exhibit 99

Press Release

October 28, 2011

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. REPORTS THIRD QUARTER 2011 RESULTS AND QUARTERLY DIVIDEND

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, today reported third quarter net income of $3.1 million. This represents net income available to common shareholders of $0.18 per share. Net income available to common shareholders for the third quarter of last year was $3.4 million, or $0.19 per common share. Net income available to common shareholders for the first three quarters of 2011 was $9.1 million ($0.53 per share) compared to $8.2 million ($0.47 per share) for the same period in 2010.

On October 26, 2011, West Bancorporation's Board of Directors declared a quarterly dividend of $0.07 per share. The dividend is payable on November 29, 2011, to shareholders of record on November 7, 2011. This is an increase of $0.02 per share, or 40 percent, over the prior quarter 2011 dividend. “We are pleased to reward our shareholders with this increased dividend especially because it is based on our increasing earnings and financial strength,” said Dave Nelson, President and CEO of West Bancorporation.

The most significant reason for improved 2011 earnings has been the decline in West Bank's provision for loan losses. The lower loan loss provision is due to improved quality in West Bank's loan portfolio. “We are achieving our first management priority,” stated Nelson. The third quarter 2011 provision was $0 compared to $2 million during third quarter 2010. Year to date 2011, the total provision for loan losses was $0.95 million compared to $5.4 million during the same period in 2010.

Third quarter 2011 results included write-downs on the carrying value of other real estate owned of approximately $1.7 million on a pre-tax basis. “We follow accepted best practices of updating appraisals on other real estate owned. We know the longer we hold real estate in this economic climate, the more susceptible we are to declines in value,” stated Nelson. “The write-downs were on land and developed lots, which we believe is the weakest segment of our real estate market. We are looking for buyers, and they are looking for bargains." On an after-tax basis, the write-downs lowered third quarter earnings by approximately six cents per share.

Loans outstanding increased $28.5 million during third quarter 2011. “In the present economy, it is encouraging to see any increase in loans,” added Nelson. “We are working hard to grow the loan portfolio and expect further success during the fourth quarter.” Total loans as of September 30, 2011, were $867 million compared to $926 million one year earlier.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission today. Please refer to that document for a more in-depth discussion of our results. This document is also available on the Investor Relations section of West Bank's website at www.westbankiowa.com.

The Company will discuss its third quarter 2011 results during a conference call scheduled for today, Friday, October 28, 2011, at 2:00 p.m. Central Time. The telephone number for the conference call is 877-317-6789. A recording of the call will be available until November 14, 2011, at 877-344-7529, pass code: 447164.

West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines metropolitan area, two full-service offices in Iowa City, and one full-service office in Coralville.

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “should,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions, or future events.  Such forward-looking statements are based upon certain underlying assumptions, risks, and uncertainties.  Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements.  Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations, and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports made by the Company to the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands, except per share data)

CONSOLIDATED STATEMENTS OF CONDITION	September 30, 2011	September 30, 2010
Assets
Cash and due from banks	$44,851	$32,979
Short-term investments	7,922	55,608
Securities	258,428	269,835
Loans held for sale	3,416	3,167
Loans	866,615	926,465
Allowance for loan losses	(17,476)	(19,085)
Loans, net	849,139	907,380
Bank-owned life insurance	25,506	25,190
Other real estate owned	12,402	19,740
Other assets	24,935	35,252
Total assets	$1,226,599	$1,349,151

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$258,024	$234,120
Interest-bearing:
Demand	149,910	160,155
Savings	290,109	259,104
Time of $100,000 or more	126,733	268,531
Other Time	93,763	112,292
Total deposits	918,539	1,034,202
Short-term borrowings	54,648	37,178
Long-term borrowings	125,619	125,619
Other liabilities	6,657	6,971
Stockholders' equity	121,136	145,181
Total liabilities and stockholders' equity	$1,226,599	$1,349,151

	PER COMMON SHARE		MARKET INFORMATION (1)
	Net Income	Dividends	High	Low
2011
1st quarter	$0.23	$—	$8.00	$6.75
2nd quarter	0.12	0.05	8.89	6.94
3rd Quarter	0.18	0.05	10.00	7.31

2010
1st quarter	$0.16	$—	$6.64	$4.80
2nd quarter	0.12	—	9.04	6.32
3rd quarter	0.19	—	7.28	5.51
4th quarter	0.17	0.05	8.19	6.13

(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown, or commissions.

	Three months ended September 30,		Nine months ended September 30,
PERFORMANCE HIGHLIGHTS	2011	2010	2011	2010
Return on average equity	10.12%	10.89%	11.03%	9.50%
Return on average assets	0.97%	1.03%	1.19%	0.82%
Net interest margin	3.64%	3.14%	3.61%	2.92%
Efficiency ratio	51.17%	45.86%	48.51%	47.82%

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (continued) (unaudited)
(in thousands, except per share data)
	Three months ended		Nine months ended
	September 30,		September 30,
CONSOLIDATED STATEMENTS OF OPERATIONS	2011	2010	2011	2010
Interest income
Loans	$11,674	$13,285	$35,101	$40,516
Securities	1,592	1,783	5,006	5,735
Other	43	116	170	446
Total interest income	13,309	15,184	40,277	46,697
Interest expense
Deposits	1,735	3,034	5,343	11,047
Short-term borrowings	42	52	131	170
Long-term borrowings	1,207	1,401	3,588	4,386
Total interest expense	2,984	4,487	9,062	15,603
Net interest income	10,325	10,697	31,215	31,094
Provision for loan losses	—	2,000	950	5,400
Net interest income after provision for loan losses	10,325	8,697	30,265	25,694
Noninterest income
Service charges on deposit accounts	864	867	2,419	2,525
Debit card usage fees	368	338	1,093	994
Service fee from SmartyPig, LLC	—	253	—	1,314
Trust services	175	210	601	616
Gains and fees on sales of residential mortgages	358	571	814	1,044
Increase in cash value of bank-owned life insurance	223	220	667	664
Gain from bank-owned life insurance	—	420	637	420
Other income	245	228	789	721
Total noninterest income	2,233	3,107	7,020	8,298
Investment securities gains (losses), net
Total other than temporary impairment losses	(22)	(117)	(22)	(305)
Portion of loss recognized in other comprehensive income (loss)
before taxes	—	—	—	—
Net impairment losses recognized in earnings	(22)	(117)	(22)	(305)
Realized securities gains, net	—	16		53
Investment securities gains (losses), net	(22)	(101)	(22)	(252)
Noninterest expense
Salaries and employee benefits	3,373	2,813	9,598	8,180
Occupancy	841	806	2,478	2,403
Data processing	500	464	1,430	1,366
FDIC insurance expense	216	835	1,111	2,280
Other real estate owned expense	1,650	(3)	1,930	657
Professional fees	297	230	756	704
Miscellaneous losses	102	220	153	1,208
Other expense	1,339	1,216	3,714	3,545
Total noninterest expense	8,318	6,581	21,170	20,343
Income before income taxes	4,218	5,122	16,093	13,397
Income taxes	1,135	1,181	4,557	3,514
Net income	3,083	3,941	11,536	9,883
Preferred stock dividends and accretion of discount	—	(572)	(2,387)	(1,713)
Net income available to common stockholders	$3,083	$3,369	$9,149	$8,170